UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 14, 2019

AMN HEALTHCARE SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-16753	06-1500476
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12400 High Bluff Drive, Suite 100

San Diego, California 92130

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (866) 871-8519

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AMN	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 2—Financial Information

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On June 14, 2019, AMN Healthcare, Inc., a Nevada corporation (the “Company”), a wholly owned subsidiary of AMN Healthcare Services, Inc., a Delaware corporation (“AMN”), completed its acquisition (the “Acquisition”) of Advanced Medical Personnel Services, Inc., a Florida corporation (“Advanced Medical”), pursuant to the terms of a Stock Purchase Agreement (the “Purchase Agreement”) by and among the Company, Advanced Medical Holdings, LLC, a Delaware limited liability company (the “Stockholder”), and Advanced Medical, the terms of which were disclosed in the Current Report on Form 8-K filed by AMN on April 30, 2019. Advanced Medical is an innovative healthcare staffing company that specializes in placing therapists and nurses in contract positions across multiple settings including hospitals, schools, clinics, skilled nursing facilities, and home health.

The Company paid $200,000,000 of cash consideration (the “Purchase Price”) at the closing of the Acquisition. The Purchase Price is subject to certain adjustments with up to an additional $20,000,000 to be paid if Advanced Medical achieves certain financial results as of December 31, 2019. Upon completion of the Acquisition, Advanced Medical became a wholly owned subsidiary of the Company. In addition to acquiring Advanced Medical’s talented leadership team and access to its client relationships and quality clinician pool, the Company also acquired Advanced Medical’s on-site and telehealth platform that serves the therapist staff needs of large school districts.

The Purchase Agreement has been included to provide investors and security holders with information regarding its terms. The representations and warranties are subject to qualifications and limitations agreed to by the respective parties in negotiating the terms of the Purchase Agreement. Moreover, certain representations and warranties in the Purchase Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investor. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in AMN’s public disclosures.

To finance a portion of the Acquisition, the Company utilized approximately $51,000,000 (the “Revolver Draw”) in capacity available to it under its $400 million secured revolving credit facility (the “Revolver”), the terms of which were disclosed in the Current Report on Form 8-K filed by AMN on February 12, 2018. In addition, on June 14, 2019 the Company amended the terms of the Revolver to provide for an additional commitment in the amount of $150,000,000 as a new term loan (the “Term Loan”) and to extend the maturity date of the Revolver through June 14, 2024. The proceeds from the Term Loan were used to finance substantially all of the remaining portion of the Acquisition.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in the fourth paragraph of Item 2.01 of this Current Report on Form 8-K is incorporated into Item 2.03 by reference. Each of the Revolver Draw and the Term Loan will bear interest at a rate per annum of London Interbank Offered Rate plus 1.75%. The maturity date for each of the Revolver and the Term Loan is June 14, 2024.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

2.1	Stock Purchase Agreement, dated as of April 29, 2019, by and among AMN Healthcare, Inc., Advanced Medical Holdings, LLC, and Advanced Medical Personnel Services, Inc.*

*

Schedules, exhibits, and similar supporting attachments or agreements have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or similar attachment will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMN Healthcare Services, Inc.

Date: June 17, 2019	By:	/s/ Susan R. Salka
Susan R. Salka
President & Chief Executive Officer